Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”). THE ISSUANCE TO THE HOLDER OF THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE AND IN PAYMENT OF INTEREST ON THIS NOTE ARE NOT COVERED BY A REGISTRATION STATEMENT UNDER THE 1933 ACT. PURSUANT TO THE NOTE PURCHASE AGREEMENT, THIS NOTE HAS BEEN ACQUIRED, AND SUCH SHARES MUST BE ACQUIRED, FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE 1933 ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

BERLINER COMMUNICATIONS, INC.
7% SENIOR SUBORDINATED SECURED CONVERTIBLE NOTE DUE 2008
No. 07-03	$1,500,000
Elmwood Park, New Jersey
February 15, 2007

FOR VALUE RECEIVED, BERLINER COMMUNICATIONS, INC., a Delaware corporation (hereinafter called the “Company”), hereby promises to pay to Sigma Berliner, LLC, 800 Third Avenue, New York, NY 10022 or registered assigns (the “Holder”), or order, the sum of one million five hundred thousand ($1,500,000), on the Maturity Date, and to pay interest on the unpaid principal balance hereof at the Applicable Rate from the date hereof, until the same becomes due and payable, whether at maturity or upon acceleration or by repurchase in accordance with the terms hereof or otherwise. Any amount, including, without limitation, principal of or interest on this Note or the Optional Redemption Price or the Repurchase Price, that is payable under this Note and that is not paid when due shall bear interest at the Default Rate from the due date thereof until the same is paid (“Default Interest”). Regular interest shall be payable in arrears on each Interest Payment Date, commencing on April 1, 2007, on the principal amount outstanding on such date. Regular interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day months and actual days elapsed. No regular interest shall be payable on an Interest Payment Date on any portion of the principal amount of this Note which shall have been redeemed prior to such Interest Payment Date so long as the Company shall have complied in full with its obligations with respect to such redemption.

All payments of principal of and premium, if any, interest, and other amounts on this Note shall be made in lawful money of the United States of America. All cash payments shall be made by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Payment Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. Certain capitalized terms used in this Note are defined in Article VI.

The obligations of the Company under this Note shall rank junior to (i) the existing line of credit with Presidential Financial Corporation of Delaware Valley (“Presidential”) and (ii) a working capital facility with a working capital lender(s) approved by Sigma in a principal amount not to exceed $10 million secured by a first priority security interest in all of the Company’s and its Subsidiaries’ assets and the proceeds thereof; provided that in no event shall the total line of credit with Presidential and the working capital facility exceed $10 million in the aggregate (collectively, the “Senior Debt”). The obligations of the Company under this Note shall rank senior to all other obligations of the Company for indebtedness for borrowed money or the purchase price of property other than the Senior Debt (except for indebtedness permitted under clause (9) of the definition of Permitted Indebtedness to the extent that such indebtedness is secured solely by the equipment purchased or leased). This Note is issued pursuant to the Note Purchase Agreement and the Holder of this Note and this Note are subject to the terms and entitled to the benefits of the Note Purchase Agreement.

The following terms shall apply to this Note:

ARTICLE I

OPTIONAL REDEMPTION

1.1 Optional Redemption. (a) At any time during the Optional Redemption Period, the Company shall have the right to redeem at any one time all or from time to time any part of the outstanding principal amount of this Note at the Optional Redemption Price pursuant to this Section 1.1 on any Optional Redemption Date, so long as the following conditions are met:

(1) during a period of 30 consecutive Trading Days ending not more than three Trading Days prior to the date the Company gives a particular Optional Redemption Notice, (A) on each such Trading Day the Market Price of the Common Stock shall be at least 150 percent of the Conversion Price in effect on such Trading Day, and (B) the Average Daily Trading Volume Threshold is met;

(2) on the date an Optional Redemption Notice is given and at all times to and including the applicable Optional Redemption Date, no Event of Default and no event which, with notice or passage of time, or both, would become an Event of Default has occurred and is continuing (unless the requirements of this clause (2) will be satisfied immediately after the redemption of this Note on the applicable Optional Redemption Date and the Company shall furnish Company Certificates to the Holder to such effect on the date the applicable Optional Redemption Notice is given to the Holder and on the applicable Optional Redemption Date);

(3) on the date an Optional Redemption Notice is given and at all times to and including the applicable Optional Redemption Date, no Repurchase Event has occurred with respect to which the Holder has the right to exercise repurchase rights pursuant to Sections 4.1 and 4.2 with respect to which the Holder has exercised such repurchase rights and the Repurchase Price has not been paid to the Holder and no event which, with notice or passage of time, or both, would become a Repurchase Event has occurred and is continuing;

(4) on the date the Optional Redemption Notice is given and at all times thereafter to and including the applicable Optional Redemption Date, the Registration Statement shall be effective and available for use by the Holder and the holders of the Warrants for the resale of the shares of Common Stock issued and issuable upon conversion of this Note and issued or issuable upon exercise of the Warrant other than “Blackout Periods” permitted under the Note Purchase Agreement not to exceed two trading days during such period, as the case may be, and is reasonably expected to remain effective and available for such use for at least 60 days after the applicable Optional Redemption Date; and

(5) on the date an Optional Redemption Notice is given, the Company has funds available to pay the Optional Redemption Price.

In order to exercise its right of redemption under this Section 1.1, the Company shall give an Optional Redemption Notice to the Holder not less than 30 Trading Days or more than 40 Trading Days prior to the Optional Redemption Date stating that: (1) the Company is exercising its right to redeem a specified portion (which may be all, if so specified by the Company) of this Note in accordance with this Section 1.1, (2) the principal amount of this Note to be redeemed, (3) the Optional Redemption Price, (4) the Optional Redemption Date and that all of the conditions of this Section 1.1 entitling the Company to call this Note for redemption have been met. On the applicable Optional Redemption Date (or such later date as the Holder surrenders this Note to the Company) the Company shall pay to or upon the order of the Holder, by wire transfer of immediately available funds to such account as shall be specified for such purpose by the Holder at least one Business Day prior to the Optional Redemption Date, an amount equal to the Optional Redemption Price of the portion (which may be all) of this Note to be redeemed. In each such case the aggregate principal amount of this Note to be so redeemed shall be at least $500,000.00 or such lesser aggregate principal amount of this Note as shall remain outstanding at the time an Optional Redemption Notice is given.

1.2 No Prepayment. Except as specifically provided in Section 1.1, this Note may not be prepaid, redeemed or repurchased at the option of the Company prior to December 29, 2008.

ARTICLE II

CERTAIN COVENANTS

So long as the Company shall have any obligation under this Note for the payment of the indebtedness evidenced hereby:

2.1 Limitations on Certain Indebtedness. The Company will not itself, and will not permit any Subsidiary to, create, assume, incur or in any manner become liable in respect of, including, without limitation, by reason of any business combination transaction (all of which are referred to herein as “incurring”), any Indebtedness other than Permitted Indebtedness.

2.2 Payment of Obligations. The Company will pay and discharge, and will cause each Subsidiary to pay and discharge, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings and the Company shall have established adequate reserves therefor on its books.

2.3 Maintenance of Property; Insurance. (a) The Company will keep, and will cause each Subsidiary to keep, all property which, in the reasonable business judgment of the Company, is useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) The Company will maintain, and will cause each Subsidiary to maintain, with financially sound and responsible insurance companies, insurance, in at least such amounts and against such risks as is reasonably adequate for the conduct of their respective businesses and the value of their respective properties.

2.4 Conduct of Business and Maintenance of Existence. The Company will continue, and will cause each Significant Subsidiary to continue, to engage in business of the same general type as now conducted by the Company, and will preserve, renew and keep in full force and effect, and will cause each Significant Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except where the failure to do so would not have a material adverse effect on (i) the business, properties, operations, condition (financial or other), results of operation or prospects of the Company and the Subsidiaries, taken as a whole or (ii) the ability of the Company to pay and perform its obligations under the Transaction Documents.

2.5 Compliance with Laws. The Company will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, decisions, orders and requirements of governmental authorities and courts (including, without limitation, environmental laws) except where compliance therewith is contested in good faith by appropriate proceedings.

2.6 Investment Company Act. The Company will not be or become an open-end investment trust, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act of 1940, as amended.

2.7 Limitations on Asset Sales, Liquidations, Etc.; Certain Matters. The Company shall not

(a) sell, convey or otherwise dispose of all or substantially all of the assets of the Company as an entirety or substantially as an entirety in a single transaction or in a series of related transactions; or

(b) liquidate, dissolve or otherwise wind up the affairs of the Company.

2.8 Limitation on Certain Issuances. The Company shall not (A) offer, sell or issue, or enter into any agreement, arrangement or understanding to offer, sell or issue, any Common Stock Equivalent for which the price at which the holder of such Common Stock Equivalent is entitled to acquire shares of Common Stock varies based on the market or trading price of the Common Stock.

2.9 Limitations on Liens.  The Company will not itself, and will not permit any Subsidiary to, create, assume or suffer to exist any mortgage, lien, pledge, security interest or other charge or encumbrance (including, without limitation, the lien or retained security title of a conditional vendor), all of which are referred to below as “liens”, upon all or any part of its property of any character, whether owned at the date hereof or thereafter acquired, except:

(a) liens upon any property of any Subsidiary or Subsidiaries as security for indebtedness owing by such Subsidiary to the Company;

(b) liens securing this Note and the Other Notes ratably;

(c) liens for taxes or assessments or governmental charges or levies on its property if such taxes or assessments or charges or levies shall not at the time be due and payable or if the amount, applicability, or validity of any such tax, assessment, charge or levy shall currently be contested in good faith by appropriate proceedings or necessary preliminary steps are being taken to contest, compromise or settle the amount thereof or to determine the applicability or validity thereof and if the Company or such Subsidiary, as the case may be, shall have set aside on its books reserves (segregated to the extent required by sound accounting practice) deemed by it adequate with respect thereto; deposits or pledges to secure payment of worker's compensation, unemployment insurance, old age pensions or other social security; deposits or pledges to secure performance of bids, tenders, contracts (other than contracts for the payment of money borrowed or credit extended), leases, public or statutory obligations, surety or appeal bonds, or other deposits or pledges for purposes of like general nature in the ordinary course of business; mechanics', carriers', workers', repairmen's or other like liens arising in the ordinary course of business securing obligations which are not overdue for a period of 60 days, or which are in good faith being contested or litigated, or deposits to obtain the release of such liens; liens created by or resulting from any litigation or legal proceedings or proceedings being contested in good faith by appropriate proceedings, provided any execution levied thereon shall be stayed; leases made, or existing on property acquired, in the ordinary course of business; landlords' liens under leases to which the Company or any Subsidiary is a party; and zoning restrictions, easements, licenses or restrictions on the use of real property or minor irregularities in title thereto; provided that all such liens described in this subsection (d) do not, in the aggregate, materially impair the use of such property in the operations of the business of the Company or any Subsidiary or the value of such property for the purpose of such business;

(d) liens existing on the Issuance Date and listed in Schedule 4(r) to the Note Purchase Agreement; and

(e) liens securing Indebtedness permitted in clauses (6) through (10) of the definition of “Permitted Indebtedness.”

2.10 Transactions with Affiliates. The Company will not pay, and will not permit any Subsidiary, directly or indirectly, to pay, any funds to or for the account of, make any investment (whether by acquisition of stock or Indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Indebtedness, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with, any joint enterprise or other joint arrangement with, any Affiliate of the Company, except, on terms to the Company or such Subsidiary no less favorable than terms that could be obtained by the Company or such Subsidiary from a Person that is not an Affiliate of the Company, as determined in good faith by the Board of Directors; provided, however, this Section 2.10 shall not in any way restrict (x) advances and repayment of advances among the Company and BCI Communications, Inc. (“BCI”) or (y) regularly occurring transactions with Affiliates as disclosed in the Company’s filings with the SEC or which, on an annual basis, do not exceed the amount of $60,000 in the aggregate.

2.11 Rule 144A Information Requirement. Within the period prior to the expiration of the holding period applicable to sales hereof under Rule 144(k) under the 1933 Act (or any successor provision), the Company shall, during any period in which it is not subject to Section 13 or 15(d) under the 1934 Act, make available to the Holder and any prospective purchaser of this Note from the Holder, the information required pursuant to Rule 144A(d)(4) under the 1933 Act upon the request of the Holder and it will take such further action as the Holder may reasonably request, all to the extent required from time to time to enable the Holder to sell this Note without registration under the 1933 Act within the limitations of the exemption provided by Rule 144A, as Rule 144A may be amended from time to time. Upon the request of the Holder, the Company will deliver to the Holder a written statement as to whether it has complied with such requirements.

2.12 Notice of Defaults. The Company shall notify the Holder promptly, but in any event not later than five days after the Company becomes aware of the fact, of any failure by the Company to comply with this Article II.

ARTICLE III

EVENTS OF DEFAULT

3.1 If any of the following events of default (each, an “Event of Default”) shall occur:

(a) Failure to Pay Principal, Interest, Etc. The Company fails (1) to pay the principal, the Optional Redemption Price or the Repurchase Price hereof when due, whether at maturity, upon acceleration or otherwise, as applicable, or (2) to pay any installment of interest hereon when due; or

(b) Conversion and the Shares. The Company fails to issue or cause to be issued shares of Common Stock to the Holder or the holder of any Other Note upon exercise of the conversion or purchase rights of the Holder or such holder within three Trading Days after the due date therefor in accordance with the terms of this Note, any Other Note or any Warrant or Other Warrant or fails to transfer any certificate for any such shares of Common Stock as and when required by this Note and the Note Purchase Agreement or the Other Note or any Warrant or Other Warrant, as the case may be; or

(c) Breach of Certain Covenants. The Company fails to comply with Section 2.1, 2.7 or 2.8; or

(d) Breach of Other Covenants. The Company fails to comply with any other provision of Article II of this Note (other than Section 2.1, 2.7 or 2.8) or breaches any other covenant or other term or condition of this Note or any of the other Transaction Documents (other than as specifically provided in clauses (a), (b), and (c) of this Section 3.1) and such failure continues unremedied for 30 calendar days after receipt by the Company of notice thereof from the Holder; or

(e) Breach of Representations and Warranties. Any representation or warranty of the Company made herein or in any agreement, statement or certificate given in writing pursuant hereto (or pursuant to any Transaction Documents) shall be false or misleading when made; or

(f) Certain Voluntary Proceedings. The Company or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due or shall admit in writing its inability generally to pay its debts as they become due; or

(g) Certain Involuntary Proceedings. An involuntary case or other proceeding shall be commenced against the Company or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 consecutive days; or

(h) Judgments. Any court of competent jurisdiction shall enter one or more final judgments against the Company or any Subsidiary or any of their respective properties or other assets in an aggregate amount in excess of $250,000, which is not vacated, appealed, bonded, stayed, discharged, satisfied or waived for a period of 30 consecutive days; or

(i) Default Under Other Agreements. (a) The Company or any Subsidiary shall (i) default in any payment with respect to any Indebtedness for borrowed money (other than this Note) which Indebtedness has an outstanding principal amount in excess of $100,000 individually or $250,000 in the aggregate for all such Indebtedness, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement, covenant or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity and such default or event shall continue beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created (after giving effect to any consent or waiver obtained and then in effect thereunder) and such default shall continue for five days (or to such earlier date as the holder of any other Indebtedness shall declare the same due and payable by reason of such default; or (b) any Indebtedness of the Company or any Subsidiary which has an outstanding principal amount in excess of the $100,000 individually or $250,000 in the aggregate for all such Indebtedness shall, in accordance with its terms, be declared to be due and payable, or required to be prepaid other than by a regularly scheduled or required payment prior to the stated maturity thereof;

then,

(1) upon the occurrence and during the continuation of any Event of Default specified in clause (a), (b), (c), or (e) of this Section 3.1, at the option of the Holder, and upon the occurrence of any Event of Default specified in clause (f) or (g) of this Section 3.1: (X) the Company shall pay to the Holder an amount equal to the outstanding principal amount of this Note plus accrued and unpaid interest on such principal amount to the date of payment plus accrued and unpaid Default Interest, if any, thereon at the rate provided in this Note to the date of payment, (Y) all other amounts payable hereunder or under any of the other Transaction Documents shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, reasonable legal fees and expenses of collection, and (Z) the Holder shall be entitled to exercise all other rights and remedies available at law or in equity; and

(2) upon the occurrence and during the continuation of any Event of Default specified in clause (d), (h) or (i) of this Section 3.1: (A) if any Event of Default continues during the period of 30 consecutive days following the occurrence of such Event of Default, then thereafter so long as any Event of Default is continuing (i) at the option of the Holder the Company shall pay to the Holder an amount equal to the outstanding principal amount of this Note plus accrued and unpaid interest on such principal amount to the date of payment plus accrued and unpaid Default Interest, if any, thereon at the rate provided in this Note to the date of payment, (ii) all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, reasonable legal fees and expenses, of collection, and (B) the Holder shall be entitled to exercise all rights and remedies available at law or in equity other than those set forth in the immediately preceding clause (A).

ARTICLE IV

REPURCHASE UPON A REPURCHASE EVENT

4.1 Repurchase Right Upon Repurchase Event. If a Repurchase Event occurs, in addition to any other right of the Holder, the Holder shall have the right, at the Holder’s option, to require the Company to repurchase all of this Note, or any portion hereof on the repurchase date that is five Business Days after the date of the Holder Notice delivered with respect to such Repurchase Event. The Holder shall have the right to require the Company to repurchase all or any such portion of this Note if a Repurchase Event occurs at any time while any portion of the principal amount of this Note is outstanding at a price equal to the Repurchase Price.

4.2 Notices; Method of Exercising Repurchase Rights, Etc. (a) On or before the fifth Business Day after the occurrence of a Repurchase Event, the Company shall give to the Holder a Company Notice of the occurrence of the Repurchase Event and of the repurchase right set forth herein arising as a result thereof. Such Company Notice shall set forth:

(i) the date by which the repurchase right must be exercised, and

(ii) a description of the procedure (set forth in this Section 4.2) which the Holder must follow to exercise the repurchase right.

No failure of the Company to give a Company Notice or defect therein shall limit the Holder’s right to exercise the repurchase right or affect the validity of the proceedings for the repurchase of this Note or portion hereof.

(b) To exercise the repurchase right, the Holder shall deliver to the Company on or before the 30th day after a Company Notice (or if no such Company Notice has been given, within 40 days after the Holder first learns of the Repurchase Event) (i) a Holder Notice setting forth the name of the Holder and the principal amount of this Note to be repurchased, and (ii) this Note, duly endorsed for transfer to the Company of the portion of the outstanding principal amount of this Note to be repurchased. A Holder Notice may be revoked by the Holder at any time prior to the time the Company pays the applicable Repurchase Price to the Holder.

(c) If the Holder shall have given a Holder Notice, then on the date which is five Business Days after the date such Holder Notice is given (or such later date as the Holder surrenders this Note) the Company shall make payment in immediately available funds of the applicable Repurchase Price to such account as specified by the Holder in writing to the Company at least one Business Day prior to the applicable repurchase date.

4.3 Other. A Holder Notice given by the Holder shall be deemed for all purposes to be in proper form unless the Company notifies the Holder within three Business Days after such Holder Notice has been given (which notice shall specify all defects in such Holder Notice), and any Holder Notice containing any such defect shall nonetheless be effective on the date given if the Holder promptly undertakes to correct all such defects. No such claim of defect shall limit or delay performance of the Company's obligation to repurchase any portion of this Note, the repurchase of which is not in dispute.

ARTICLE V

CONVERSION

5.1 Right to Convert. Subject to and upon compliance with the provisions of this Note, the Holder shall have the right, at the Holder's option, at any time prior to the close of business on the Maturity Date (except that, if the Holder shall have exercised repurchase rights under Sections 4.1 and 4.2 or the Company shall have exercised its redemption rights under Section 1.1, such conversion right shall terminate with respect to the portion of this Note to be repurchased or redeemed, as the case may be, at the close of business on the last Trading Day prior to the later of (x) the Optional Redemption Date or the date the Company is required to make such repurchase, as the case may be, or (y) the date the Company pays or deposits in accordance with Section 7.10 the applicable Repurchase Price or Optional Redemption Price unless in any such case the Company shall default in payment due upon repurchase or redemption hereof) to convert the principal amount of this Note, or any portion of such principal amount which is at least $10,000 (or such lesser principal amount of this Note as shall be outstanding at such time), plus accrued and unpaid interest, into that number of fully paid and non-assessable shares of Common Stock (as such shares shall then be constituted) obtained by dividing (1) the sum of (x) the principal amount of this Note or portion thereof being converted plus (y) accrued and unpaid interest on the portion of the principal amount of this Note being converted to the applicable Conversion Date plus (z) accrued and unpaid Default Interest, if any, on the amount referred to in the immediately preceding clause (y) to the applicable Conversion Date by (2) the Conversion Price in effect on the applicable Conversion Date, by giving a Conversion Notice in the manner provided in Section 5.2; provided, however, that, if at any time this Note is converted in whole or in part pursuant to this Section 5.1 and after the Charter Amendment is effected or required to be effected in accordance with the Company’s obligations under the Note Purchase Agreement, the Company does not have available for issuance upon such conversion as authorized and unissued shares or in its treasury at least the number of shares of Common Stock required to be issued pursuant hereto, then, at the election of the Holder made by notice from the Holder to the Company, this Note (or portion hereof as to which conversion has been requested), to the extent that sufficient shares of Common Stock are not then available for issuance upon conversion, shall be converted into the right to receive from the Company, in lieu of the shares of Common Stock into which this Note or such portion hereof would otherwise be converted and which the Company is unable to issue, payment in an amount equal to the product obtained by multiplying (x) the number of shares of Common Stock which the Company is unable to issue times (y) the arithmetic average of the Market Price for the Common Stock during the five consecutive Trading Days immediately prior to the applicable Conversion Date. Any such payment shall, for all purposes of this Note, be deemed to be a payment of principal plus a premium equal to the total amount payable less the principal portion of this Note converted as to which such payment is required to be made because shares of Common Stock are not then available for issuance upon such conversion. The Holder is not entitled to any rights of a holder of Common Stock until the Holder has converted this Note to Common Stock, and only to the extent this Note is deemed to have been converted to Common Stock under this Article V. For purposes of Sections 5.5 and 5.6, whenever a provision references the shares of Common Stock into which this Note (or a portion hereof) is convertible or the shares of Common Stock issuable upon conversion of this Note (or a portion hereof) or words of similar import, any determination required by such provision shall be made as if a sufficient number of shares of Common Stock were then available for issuance upon conversion in full of this Note.

5.2 Exercise of Conversion Privilege; Issuance of Common Stock on Conversion; No Adjustment for Interest or Dividends. (a) In order to exercise the conversion privilege with respect to this Note, the Holder shall give a Conversion Notice (or such other notice which is acceptable to the Company) to the Company and the Transfer Agent or to the office or agency designated by the Company for such purpose by notice to the Holder. A Conversion Notice may be given by telephone line facsimile transmission to the numbers set forth on the form of Conversion Notice.

(b) As promptly as practicable, but in no event later than three Trading Days, after a Conversion Notice is given, the Company shall issue and shall deliver to the Holder or the Holder's designee the number of full shares of Common Stock issuable upon such conversion of this Note or portion hereof in accordance with the provisions of this Article and deliver a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, as provided in Section 5.2(f) and, if applicable, any cash payment required pursuant to the proviso to the first sentence of Section 5.1 (which payment, if any, shall be paid no later than five Trading Days after the applicable Conversion Date).

(c) Each conversion of this Note (or portion hereof) shall be deemed to have been effected on the applicable Conversion Date, and the person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on such Conversion Date the holder of record of the shares represented thereby; provided, however, that if a Conversion Date is a date on which the stock transfer books of the Company shall be closed such conversion shall constitute the person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the applicable Conversion Date.

(d) The Company shall notify the Holder of any claim by the Company of manifest error in a Conversion Notice within two Trading Days after the Holder gives such Conversion Notice and no such claim of error shall limit or delay performance of the Company's obligation to issue upon such conversion the number of shares of Common Stock which are not in dispute. A Conversion Notice shall be deemed for all purposes to be in proper form unless the Company notifies the Holder by telephone line facsimile transmission within two Trading Days after a Conversion Notice has been given (which notice from the Company shall specify all defects in the Conversion Notice) and any Conversion Notice containing any such defect shall nonetheless be effective on the date given if the Holder promptly undertakes to correct all such defects. The Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock or other securities or property on conversion of this Note in a name other than that of the Holder, and the Company shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance thereof shall have paid to the Company the amount of any such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Holder shall be responsible for the amount of any withholding tax payable in connection with any conversion of this Note.

(e) (1) If the Holder shall have given a Conversion Notice in accordance with the terms of this Note, the Company's obligation to issue and deliver the certificates for Common Stock shall be absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Company to the Holder, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with such conversion; provided, however, that nothing herein shall limit or prejudice the right of the Company to pursue any such claim in any other manner permitted by applicable law. The occurrence of an event which requires an adjustment of the Conversion Price as contemplated by Section 5.3 shall in no way restrict or delay the right of the Holder to receive certificates for Common Stock upon conversion of this Note and the Company shall use its best efforts to implement such adjustment on terms reasonably acceptable to the Holder within two Trading Days of such occurrence.

(2) If in any case the Company shall fail to issue and deliver the shares of Common Stock to the Holder in connection with a particular conversion of this Note within three Trading Days after the Holder gives the Conversion Notice for such conversion, in addition to any other liabilities the Company may have hereunder and under applicable law (A) the Company shall pay or reimburse the Holder on demand for all out-of-pocket expenses, including, without limitation, reasonable fees and expenses of legal counsel, incurred by the Holder as a result of such failure, (B) if as a result of such failure the Holder shall suffer any direct damages or liabilities from such failure (including, without limitation, margin interest and the cost of purchasing securities to cover a sale (whether by the Holder or the Holder's securities broker) or borrowing of shares of Common Stock by the Holder for purposes of settling any trade involving a sale of shares of Common Stock made by the Holder during the period beginning on the Issuance Date and ending on the date the Company delivers or causes to be delivered to the Holder such shares of Common Stock), then the Company shall upon demand of the Holder pay to the Holder an amount equal to the actual direct, out-of-pocket damages and liabilities suffered by the Holder by reason thereof which the Holder documents to the reasonable satisfaction of the Company, and (C) the Holder may by written notice (which may be given by mail, courier, personal service or telephone line facsimile transmission) or oral notice (promptly confirmed in writing), given at any time prior to delivery to the Holder of the shares of Common Stock issuable in connection with such exercise of the Holder's conversion right, rescind such exercise and the Conversion Notice relating thereto, in which case the Holder shall thereafter be entitled to convert that portion of this Note as to which such exercise is so rescinded and to exercise its other rights and remedies with respect to such failure by the Company. Notwithstanding the foregoing the Company shall not be liable to the Holder under clause (B) of the immediately preceding sentence to the extent the failure of the Company to deliver or to cause to be delivered such shares of Common Stock results from fire, flood, storm, earthquake, shipwreck, strike, war, acts of terrorism, crash involving facilities of a common carrier, acts of God, or any similar event outside the control of the Company (it being understood that the action or failure to act of the Transfer Agent shall not be deemed an event outside the control of the Company except to the extent resulting from fire, flood, storm, earthquake, shipwreck, strike, war, acts of terrorism, crash involving facilities of a common carrier, acts of God, or any similar event outside the control of the Transfer Agent or the bankruptcy, liquidation or reorganization of the Transfer Agent under any bankruptcy, insolvency or other similar law). The Holder shall notify the Company in writing (or by telephone conversation, confirmed in writing) as promptly as practicable following the third Trading Day after the Holder gives a Conversion Notice if the Holder becomes aware that such shares of Common Stock so issuable have not been received as provided herein, but any failure so to give such notice shall not affect the Holder's rights under this Note or otherwise. If the Holder shall have exercised the conversion right in any particular instance and either (1) the Company shall notify the Holder on or after the date the Holder gives such Conversion Notice that the shares of Common Stock issuable upon such conversion might not be delivered within three Trading Days after the date the Holder gives such Conversion Notice or (2) the Holder learns after the date which is three Trading Days after the date the Holder gives such Conversion Notice that the Holder has not received such shares of Common Stock, then, without releasing the Company of its obligations with respect thereto, from and after the Trading Day next succeeding the earlier of the events described in the preceding clauses (1) and (2) of this sentence the Holder shall make reasonable efforts not to sell shares of Common Stock in anticipation of receipt of such shares of Common Stock in a manner which is likely to increase materially the liability of the Company under clause (2) of the second preceding sentence.

(f) No fractional shares of Common Stock shall be issued upon conversion of this Note but, in lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of such conversion, the Company may round the number of shares of Common Stock issued on such conversion up to the next highest whole share or may pay lawful money of the United States of America for such fractional share, based on a value of one share of Common Stock being equal to the Market Price of the Common Stock on the applicable Conversion Date.

5.3 Adjustment of Conversion Price. The Conversion Price shall be adjusted from time to time by the Company as follows:

(a) In case the Company shall on or after the Issuance Date pay a dividend or make a distribution to all holders of the outstanding Common Stock in shares of Common Stock, the Conversion Price in effect at the opening of business on the date following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the Record Date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the Record Date. If any dividend or distribution of the type described in this Section 5.3(a) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

(b) In case the Company shall on or after the Issuance Date issue rights or warrants (other than any rights or warrants referred to in Section 5.3(d)) to all holders of its outstanding shares of Common Stock entitling them (for a period expiring within 45 days after the date fixed for the determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price on the Record Date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect at the opening of business on the date after such Record Date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the Record Date plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price, and the denominator shall be the number of shares of Common Stock outstanding on the close of business on the Record Date plus the total number of additional shares of Common Stock so offered for subscription or purchase. Such adjustment shall become effective immediately after the opening of business on the day following the Record Date fixed for determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. In the event that such rights or warrants are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holder to subscribe for or purchase shares of Common Stock at less than such Current Market Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(c) In case the outstanding shares of Common Stock shall on or after the Issuance Date be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the earlier of the day following the day upon which such subdivision becomes effective and the day on which “ex-” trading of the Common Stock begins with respect to such subdivision shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the earlier of the day following the day upon which such combination becomes effective and the day on which “ex-” trading of the Common Stock with respect to such combination begins shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the earlier of the day following the day upon which such subdivision or combination becomes effective and the day on which “ex-” trading of the Common Stock begins with respect to such subdivision or combination.

(d) In case the Company shall on or after the Issuance Date, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of capital stock of the Company (other than any dividends or distributions to which Section 5.3(a) applies) or evidences of its indebtedness, cash or other assets (including securities, but excluding any rights or warrants referred to in Section 5.3(b) and dividends and distributions paid exclusively in cash and excluding any capital stock, evidences of indebtedness, cash or assets distributed upon a merger or consolidation to which Section 5.4 applies) (the foregoing hereinafter in this Section 5.3(d) called the “Securities”)), then, in each such case, subject to the second paragraph of this Section 5.3(d), the Conversion Price shall be reduced so that the same shall be equal to the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Record Date with respect to such distribution by a fraction of which the numerator shall be the Current Market Price on such date less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) on such date of the portion of the Securities so distributed applicable to one share of Common Stock and the denominator shall be such Current Market Price, such reduction to become effective immediately prior to the opening of business on the day following the Record Date; provided, however, that in the event the then fair market value (as so determined) of the portion of the Securities so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that the Holder shall have the right to receive upon conversion of this Note (or any portion hereof) the amount of Securities such holder would have received had such holder converted this Note (or portion hereof) immediately prior to such Record Date. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines the fair market value of any distribution for purposes of this Section 5.3(d) by reference to the actual or when issued trading market for any Securities comprising all or part of such distribution, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price, to the extent possible.

Rights or warrants distributed by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company's capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (a “Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall not be deemed to have been distributed for purposes of this Section 5.3 (and no adjustment to the Conversion Price under this Section 5.3 will be required) until the occurrence of the earliest Trigger Event. If any such rights or warrants, including any such existing rights or warrants distributed prior to the Issuance Date, are subject to Trigger Events, upon the satisfaction of each of which such rights or warrants shall become exercisable to purchase different securities, evidences of indebtedness or other assets, then the occurrence of each such Trigger Event shall be deemed to be such date of issuance and record date with respect to new rights or warrants (and a termination or expiration of the existing rights or warrants without exercise by the holder thereof) (so that, by way of illustration and not limitation, the dates of issuance of any such rights shall be deemed to be the dates on which such rights become exercisable to purchase capital stock of the Company, and not the date on which such rights may be issued, or may become evidenced by separate certificates, if such rights are not then so exercisable). In addition, in the event of any distribution of rights or warrants, or any Trigger Event with respect thereto, that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under this Section 5.3 was made (1) in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights and warrants had not been issued.

For purposes of this Section 5.3(d) and Sections 5.3(a) and (b), any dividend or distribution to which this Section 5.3(d) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock to which Section 5.3(b) applies (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants other than such shares of Common Stock or rights or warrants to which Section 5.3(b) applies (and any Conversion Price reduction required by this Section 5.3(d) with respect to such dividend or distribution shall then be made) immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants (and any further Conversion Price reduction required by Sections 5.3(a) and (b) with respect to such dividend or distribution shall then be made), except (A) the Record Date of such dividend or distribution shall be substituted as “the date fixed for the determination of stockholders entitled to receive such dividend or other distribution”, “Record Date fixed for such determination” and “Record Date” within the meaning of Section 5.3(a) and as “the date fixed for the determination of stockholders entitled to receive such rights or warrants”, “the Record Date fixed for the determination of the stockholders entitled to receive such rights or warrants” and “such Record Date” within the meaning of Section 5.3(b) and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on the Record Date fixed for such determination” within the meaning of Section 5.3(a).

(e) In case the Company shall on or after the Issuance Date, by dividend or otherwise, distribute to all holders of its Common Stock cash (excluding any cash that is distributed upon a merger or consolidation to which Section 5.4 applies or as part of a distribution referred to in Section 5.3(d)) in an aggregate amount that, combined with (1) the aggregate amount of any other such distributions to all holders of its Common Stock made exclusively in cash within the 12 months preceding the date of payment of such distribution, and in respect of which no adjustment pursuant to this Section 5.3(e) has been made, and (2) the aggregate of any cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and set forth in a Board Resolution) of consideration payable in respect of any Tender Offer by the Company or any Subsidiary for all or any portion of the Common Stock concluded within the 12 months preceding the date of payment of such distribution, and in respect of which no adjustment pursuant to Section 5.3(f) has been made, exceeds 10% of the product of (x) the Current Market Price on the Record Date with respect to such distribution times (y) the number of shares of Common Stock outstanding on such date, then, and in each such case, immediately after the close of business on such date, unless the Company elects to reserve such cash for distribution to the Holder upon the conversion of this Note (and shall have made adequate provision) so that the Holder will receive upon such conversion, in addition to the shares of Common Stock to which the Holder is entitled, the amount of cash which the Holder would have received if the Holder had, immediately prior to the Record Date for such distribution of cash, converted this Note into Common Stock, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on such Record Date by a fraction (i) the numerator of which shall be equal to the Current Market Price on the Record Date less an amount equal to the quotient of (x) the excess of such combined amount over such 10% and (y) the number of shares of Common Stock outstanding on the Record Date and (ii) the denominator of which shall be equal to the Current Market Price on the Record Date; provided, however, that in the event the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price of the Common Stock on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that the Holder shall have the right to receive upon conversion of this Note (or any portion hereof) the amount of cash the Holder would have received had the Holder converted this Note (or portion hereof) immediately prior to such Record Date. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

(f) In case a Tender Offer on or after the Issuance Date made by the Company or any Subsidiary for all or any portion of the Common Stock shall expire and such Tender Offer (as amended upon the expiration thereof) shall require the payment to stockholders (based on the acceptance (up to any maximum specified in the terms of the Tender Offer) of Purchased Shares (as defined below)) of an aggregate consideration having a fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) that combined together with (1) the aggregate of the cash plus the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution), as of the expiration of such Tender Offer, of consideration payable in respect of any other Tender Offers, by the Company or any Subsidiary for all or any portion of the Common Stock expiring within the 12 months preceding the expiration of such Tender Offer and in respect of which no adjustment pursuant to this Section 5.3(f) has been made and (2) the aggregate amount of any distributions to all holders of the Company's Common Stock made exclusively in cash within 12 months preceding the expiration of such Tender Offer and in respect of which no adjustment pursuant to Section 5.3(e) has been made, exceeds 10% of the product of (i) the Current Market Price as of the last time (the “Expiration Time”) tenders could have been made pursuant to such Tender Offer (as it may be amended) times (ii) the number of shares of Common Stock outstanding (including any tendered shares) at the Expiration Time, then, and in each such case, immediately prior to the opening of business on the day after the date of the Expiration Time, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to close of business on the date of the Expiration Time by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered shares) at the Expiration Time multiplied by the Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time and the denominator shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the Tender Offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time, such reduction (if any) to become effective immediately prior to the opening of business on the day following the Expiration Time. In the event that the Company is obligated to purchase shares pursuant to any such Tender Offer, but the Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such Tender Offer had not been made. If the application of this Section 5.3(f) to any Tender Offer would result in an increase in the Conversion Price, no adjustment shall be made for such Tender Offer under this Section 5.3(f).

(g) (1) In case at any time on or after the Issuance Date the Company shall issue shares of its Common Stock or Common Stock Equivalents (collectively, the “Newly Issued Shares”), other than an issuance pro rata to all holders of its outstanding Common Stock and other than an issuance in respect of which Section 5.3(h) is applicable, at a price below the Current Fair Market Value of the Common Stock at the time of such issuance, then following such issuance of Newly Issued Shares the Conversion Price shall be adjusted as provided in this Section 5.3(g). The Conversion Price following any such adjustment shall be determined by multiplying the Conversion Price immediately prior to such adjustment by a fraction, of which the numerator shall be the sum of (a) the number of shares of Common Stock outstanding immediately prior to the issuance of the Newly Issued Shares (calculated on a fully-diluted basis assuming the conversion of all options, warrants, purchase rights or convertible securities which are exercisable at the time of the issuance of the Newly Issued Shares) plus (b) the number of shares of Common Stock which the aggregate consideration, if any, received by the Company for the number of Newly Issued Shares would purchase at a price equal to the Current Fair Market Value of the Common Stock at the time of such issuance, and the denominator shall be the sum of (X) the number of shares of Common Stock outstanding immediately prior to the issuance of the Newly Issued Shares (calculated on a fully-diluted basis assuming the exercise or conversion of all options, warrants, purchase rights or convertible securities which are exercisable or convertible at the time of the issuance of the Newly Issued Shares) plus (Y) the number of Newly Issued Shares. The adjustment provided for in this Section 5.3(g) may be expressed as the following mathematical formula:

	( O +(C / FMV))	x CP
NCP =	( O + N )

where:

C	=	aggregate consideration received by the Company for the Newly Issued Shares

N	=	number of Newly Issued Shares

O	=	number of shares of Common Stock outstanding (on a fully diluted basis, as described above) immediately prior to the issuance of the Newly Issued Shares

FMV	=	Current Fair Market Value of the Common Stock at the time of issuance of the Newly Issued Shares

CP	=	Conversion Price immediately prior to the issuance of the Newly Issued Shares

NCP	=	Conversion Price immediately after the issuance of the Newly Issued Shares

(2) Notwithstanding the foregoing, no adjustment shall be made under this Section 5.3(g) by reason of:

(A) the issuance by the Company of shares of Common Stock pro rata to all holders of the Common Stock so long as (i) any adjustment to the Conversion Price that is required by Section 5.3(a) is made and (ii) the Company shall have given notice of such issuance thereof to the Holder pursuant to Section 5.6;

(B) the issuance by the Company of the Notes, the Other Notes, the Warrants or the Other Warrants or shares of Common Stock upon conversion of this Note, or the Other Notes or upon exercise of the Warrants or the Other Warrants or in accordance with the terms hereof and thereof;

(C) the issuance of Common Stock upon conversion, exercise or exchange of Common Stock Equivalents outstanding on the Issuance Date; or

(D) the issuance of Common Stock and Common Stock Equivalents as consideration for acquisitions; provided that such shares in the aggregate amount to no more than 1,853,536 shares (as may be adjusted for stock splits, combinations, recapitalizations and the like); and provided further that, to the extent any shares are issued in excess of such amount, adjustment shall be made pursuant to this provision with respect to the issuance of all such shares.

(h) (1) In case at any time on or after the Issuance Date the Company issues shares of Common Stock or Common Stock Equivalents at a price per share at which the Company sells such shares of Common Stock or the price per share at which the holders of such Common Stock Equivalents are entitled to acquire shares of Common Stock upon conversion or exercise thereof which is less than the Conversion Price in effect at the time of such issuance, then following such issuance the Conversion Price shall be reduced to the price per share (or weighted average price per share, if such shares are issued, or such Common Stock Equivalents may be converted or exercised, at different prices) at which such shares of Common Stock are issued or at which such Common Stock Equivalents may be exercised, if the same is lower than the Conversion Price in effect immediately prior to such issuance.

(2) If any adjustment in the Conversion Price is made pursuant to this Section 5.3(h) in respect of any issuance of shares of Common Stock or Common Stock Equivalents such issuance pursuant to Section 5.3(g).

(3) Notwithstanding the foregoing, no adjustment shall be made under this Section 5.3(h) by reason of:

(A) the issuance by the Company of shares of Common Stock pro rata to all holders of the Common Stock so long as (i) any adjustment required by Section 5.3(a) is made and (ii) the Company shall have given notice thereof to the Holder pursuant to Section 5.6;

(B) the issuance by the Company of the Notes, the Other Notes, the Warrants or the Other Warrants or the issuance by the Company of shares of Common Stock upon conversion of this Note or the Other Notes or upon exercise of the Warrants or the Other Warrants in accordance with the terms hereof and thereof;

(C) the issuance of Common Stock upon conversion, exercise or exchange of Common Stock Equivalents outstanding on the Issuance Date;

(D) the issuance by the Company of option grants for Common Stock or other of the Company’s equity securities for employees under a stock option, equity compensation or similar plan duly adopted by the Board of Directors in an amount not to exceed 1,853,536 shares (as may be adjusted for stock splits, combinations, recapitalizations and the like); provided that, to the extent any shares are issued in excess of such amount, adjustment shall be made pursuant to this provision with respect to the issuance of all such shares; or

(E)  the issuance of Common Stock and Common Stock Equivalents as consideration for acquisitions; provided that such shares in the aggregate amount to no more than 1,853,536 shares (as may be adjusted for stock splits, combinations, recapitalizations and the like); and provided further that, to the extent any shares are issued in excess of such amount, adjustment shall be made pursuant to this provision with respect to the issuance of all such shares.

(i) The Company may make such reductions in the Conversion Price, in addition to those required by Sections 5.3(a), (b), (c), (d), (e), (f), (g) and (h), as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

(j) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this Section 5.3(j) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Article V shall be made by the Company and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be.

No adjustment need be made for a change in the par value of the Common Stock or from par value to no par value or from no par value to par value.

(k) Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly, but in no event later than five days thereafter, give a notice to the Holder setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, but which statement shall not include any information which would be material non-public information for purposes of the 1934 Act. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(l) In any case in which this Section 5.3 provides that an adjustment shall become effective immediately after a Record Date for an event, the Company may defer until the occurrence of such event (i) issuing to the Holder in connection with any conversion of this Note after such Record Date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holder any amount in cash in lieu of any fraction pursuant to Section 5.2(f).

(m) For purposes of this Section 5.3, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company other than dividends or distributions payable only in shares of Common Stock.

5.4 Effect of Reclassification, Consolidation, Merger or Sale. (a) If any of the following events occur, namely (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation, merger or combination of the Company with another corporation as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, or (iii) any sale or conveyance of the properties and assets of the Company as, or substantially as, an entirety to any other corporation as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock, then the Company or the successor or purchasing Person, as the case may be, shall execute with the Holder a written agreement providing that (x) this Note shall be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance by the holder of the number of shares of Common Stock issuable upon conversion of this Note in full (assuming, for such purposes, a sufficient number of authorized shares of Common Stock available to convert this Note) immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance assuming such holder of Common Stock did not exercise such holder's rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or conveyance (provided that, if the kind or amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or conveyance is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (“non-electing share”), then for the purposes of this Section 5.4 the kind and amount of securities, cash or other property receivable upon such consolidation, merger, statutory exchange, sale or conveyance for each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares), (y) in the case of any such successor or purchasing Person, upon such consolidation, merger, combination, sale or conveyance such successor or purchasing Person shall be jointly and severally liable with the Company for the performance of all of the Company's obligations under this Note and the Note Purchase Agreement and (z) if registration or qualification is required under the 1933 Act or applicable state law for the public resale by the Holder of such shares of stock and other securities so issuable upon conversion of this Note, such registration or qualification shall be completed prior to such reclassification, change, consolidation, merger, combination or sale. Such written agreement shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article. If, in the case of any such reclassification, change, consolidation, merger, combination, sale or conveyance, the stock or other securities and assets receivable thereupon by a holder of shares of Common Stock includes shares of stock or other securities and assets of a corporation other than the successor or purchasing corporation, as the case may be, in such reclassification, change, consolidation, merger, combination, sale or conveyance, then such written agreement shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the Holder as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including, to the extent practicable, the provisions providing for the repurchase rights set forth in Article IV herein.

(b) The above provisions of this Section shall similarly apply to successive reclassifications, changes, consolidations, mergers, combinations, sales and conveyances.

(c) If this Section 5.4 applies to any event or occurrence, Section 5.3 shall not apply.

5.5 Reservation of Shares; Shares to Be Fully Paid; Listing of Common Stock.

(a) Subject to the provisions of Section 5(l) of the Note Purchase Agreement, the Company shall reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Common Stock or shares of Common Stock held in treasury, solely for issuance upon conversion of this Note, and in addition to the shares of Common Stock required to be reserved by the terms of the Warrants, sufficient shares to provide for the conversion of this Note from time to time as this Note is converted.

(b) Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value, if any, of the shares of Common Stock issuable upon conversion of this Note, the Company will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such Common Stock at such adjusted Conversion Price.

(c) The Company covenants that all shares of Common Stock issued upon conversion of this Note will be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.

(d) The Company covenants that if any shares of Common Stock to be provided for the purpose of conversion of this Note hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, the Company will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be.

(e) The Company covenants that its securities will remain listed or included for quotation on a Trading Market.

5.6 Notice to Holder Prior to Certain Actions. In case on or after the Issuance Date:

(a) the Company shall declare a dividend (or any other distribution) on its Common Stock (other than in cash out of retained earnings); or

(b) the Company shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any share of any class or any other rights or warrants; or

(c) the Board of Directors shall authorize any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or any consolidation or merger or other business combination transaction to which the Company is a party and for which approval of any stockholders of the Company is required, or the sale or transfer of all or substantially all of the assets of the Company; or

(d) there shall be pending the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

the Company shall give the Holder, as promptly as possible but in any event at least ten Trading Days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, other business combination transaction, sale, transfer, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record who shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, other business combination transaction, sale, transfer, dissolution, liquidation or winding-up shall be determined. Such notice shall not include any information which would be material non-public information for purposes of the 1934 Act. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up. In the case of any such action of which the Company gives such notice to the Holder or is required to give such notice to the Holder, the Holder shall be entitled to give a Conversion Notice which is contingent on the completion of such action.

ARTICLE VI

DEFINITIONS

6.1 Certain Defined Terms. (a) All the agreements or instruments herein defined shall mean such agreements or instruments as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and of this Note.

(b) The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition Note" means a promissory note issued by the Company in connection with an Acquisition Transaction in an original principal amount approved in writing by Sigma.

“Acquisition Transaction” means a transaction pursuant to which the Company or a Subsidiary acquires the business or assets of another company, which transaction has been approved in writing by Sigma.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the subject Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“AMEX” means the American Stock Exchange, Inc.

“Applicable Rate” means 7 percent per annum or, if an Event of Default shall occur, then so long as any Event of Default shall continue, 10 percent per annum (or in either case such lesser rate as shall be the highest rate permitted by applicable law).

“Average Daily Trading Volume Threshold” means, with respect to any period, that the average daily trading volume of the Common Stock during such period as reported by Bloomberg, L.P. (or if such source ceases to be available, a comparable source selected by the Holder and acceptable to the Company in its reasonable judgment) shall be at least 100,000 shares (such amount to be subject to equitable adjustment for stock splits, stock dividends and similar events relating to the Common Stock that are reflected in the trading market for the Common Stock on or before the last Trading Day in such period).

“Board of Directors” means the Board of Directors of the Company.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors, or duly authorized committee thereof (to the extent permitted by applicable law), and to be in full force and effect on the date of such certification, and delivered to the Holder.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in The City of New York are authorized or required by law or executive order to remain closed.

“Common Stock” means the Common Stock, par value $.00002 per share, or any shares of capital stock of the Company into which such shares shall be changed or reclassified after the Issuance Date.

“Common Stock Equivalent” means any warrant, option, subscription or purchase right with respect to shares of Common Stock, any security convertible into, exchangeable for, or otherwise entitling the holder thereof to acquire, shares of Common Stock or any warrant, option, subscription or purchase right with respect to any such convertible, exchangeable or other security.

“Company” shall have the meaning provided in the first paragraph of this Note.

“Company Certificate” means a certificate of the Company signed by an Officer.

“Company Notice” means a Company Notice in the form attached hereto as Exhibit B.

“Conversion Date” means the date on which a Conversion Notice is given in accordance with Section 5.2(a).

“Conversion Notice” means a duly executed Notice of Conversion of 7% Senior Subordinated Secured Convertible Note due 2008 substantially in the form of Exhibit D to this Note.

“Conversion Price” means $1.10, subject to adjustment as provided in Section 5.3; provided, however, that in the event the Company does not attain the revenue or EBITDA amounts for the fiscal year ended June 30, 2007 set forth on Exhibit E hereto, as reflected in the audited financial statements of the Company filed with the Securities and Exchange Commission and as certified to the Buyers in a Company Certificate delivered to Buyers no later than the date of such filing or October 15, 2007, whichever date is earlier, a portion or all of this Note shall have a Conversion Price of $.50 (subject to adjustment as provided in Section 5.3), such amount to be calculated in accordance with Exhibit E hereof.

“Current Fair Market Value” means when used with respect to the Common Stock as of a specified date with respect to each share of Common Stock, the average of the closing prices of the Common Stock sold on all securities exchanges on which the Common Stock may at the time be listed, or, if there have been no sales on any such exchange on such day, the average of the last sales price on all such exchanges at the end of the most recent day on which there was a sale on any such exchange, or, if on the day of determination of Current Fair Market Value the Common Stock is not so listed, the average of the last sales price quoted in the NASDAQ System as of 4:00 p.m., New York City time, or, if on such day the Common Stock is not quoted in the NASDAQ System, the average of the last sales price on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of the five most recent Trading Days on which sales of the Company’s stock occurred prior to the day as of which the Current Fair Market Value of Common Stock is being determined (or if such day is not a Trading Day, the Trading Day next preceding such day). If on the date for which Current Fair Market Value is to be determined the Common Stock is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the Current Fair Market Value of Common Stock shall be the highest price per share which the Company could then obtain from a willing buyer (not an employee or director of the Company at the time of determination) in an arms'-length transaction for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by the Board of Directors.

“Current Market Price” shall mean the arithmetic average of the daily Market Prices per share of Common Stock for the ten consecutive Trading Days immediately prior to the date in question; provided, however, that (1) if the “ex” date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to Section 5.3(a), (b), (c), (d), (e), (f), (g) or (h), occurs during such ten consecutive Trading Days, the Market Price for each Trading Day prior to the “ex” date for such other event shall be adjusted by multiplying such Market Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such other event, (2) if the “ex” date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to Section 5.3(a), (b), (c), (d), (e), (f), (g) or (h), occurs on or after the “ex” date for the issuance or distribution requiring such computation and prior to the day in question, the Market Price for each Trading Day on and after the “ex” date for such other event shall be adjusted by multiplying such Market Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such other event, and (3) if the “ex” date for the issuance or distribution requiring such computation is prior to the day in question, after taking into account any adjustment required pursuant to clause (1) or (2) of this proviso, the Market Price for each Trading Day on or after such “ex” date shall be adjusted by adding thereto the amount of any cash and the fair market value (as determined by the Board of Directors in a manner consistent with any determination of such value for purposes of Section 5.3(d) or (f), whose determination shall be conclusive and described in a Board Resolution) of the evidences of indebtedness, shares of capital stock or assets being distributed applicable to one share of Common Stock as of the close of business on the day before such “ex” date. For purposes of any computation under Section 5.3(f), the Current Market Price of the Common Stock on any date shall be deemed to be the arithmetic average of the daily Market Prices per share of Common Stock for such day and the next two succeeding Trading Days; provided, however, that if the “ex” date for any event (other than the Tender Offer requiring such computation) that requires an adjustment to the Conversion Price pursuant to Section 5.3(a), (b), (c), (d), (e), (f), (g) or (h), occurs on or after the Expiration Time for the Tender Offer requiring such computation and prior to the day in question, the Market Price for each Trading Day on and after the “ex” date for such other event shall be adjusted by multiplying such Market Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such other event. For purposes of this paragraph, the term “ex” date, (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the Market Price was obtained without the right to receive such issuance or distribution, (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades, regular way, on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (3) when used with respect to any Tender Offer means the first date on which the Common Stock trades, regular way, on such exchange or in such market after the Expiration Time of such Tender Offer. Notwithstanding the foregoing, whenever successive adjustments to the Conversion Price are called for pursuant to Section 5.3, such adjustments shall be made to the Current Market Price as may be necessary or appropriate to effectuate the intent of Section 5.3 and to avoid unjust or inequitable results as determined in good faith by the Board of Directors.

“Default Interest” shall have the meaning provided in the first paragraph of this Note.

“Default Rate” means 10 percent per annum.

“Eligible Bank” means a corporation organized or existing under the laws of the United States or any other state, having combined capital and surplus of at least $100 million and subject to supervision by federal or state authority and which has a branch located in New York, New York.

“Expiration Time” shall have the meaning provided in Section 5.3(f).

“Event of Default” shall have the meaning provided in Section 3.1.

“Fundamental Change” means

(a) Any consolidation or merger of the Company or any Subsidiary with or into another entity (other than a merger or consolidation of a Subsidiary into the Company or a wholly-owned Subsidiary) where the stockholders of the Company immediately prior to such transaction do not collectively own at least 75% of the outstanding voting securities of the surviving corporation of such consolidation or merger immediately following such transaction; or the sale of all or substantially all of the assets of the Company and the Subsidiaries in a single transaction or a series of related transactions; or

(b) The occurrence of any transaction or event in connection with which all or substantially all the Common Stock shall be exchanged for, converted into, acquired for or constitute the right to receive consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) which is not all or substantially all common stock which is (or will, upon consummation of or immediately following such transaction or event, will be) listed on a national securities exchange or approved for quotation on Nasdaq or any similar United States system of automated dissemination of transaction reporting of securities prices; or

(c) The acquisition by a Person or entity or group of Persons or entities acting in concert as a partnership, limited partnership, syndicate or group, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, of beneficial ownership of securities of the Company representing 25% or more of the combined voting power of the outstanding voting securities of the Company ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors; provided, however, that any re-allocation of shares of the Company’s Common Stock currently held by Old Berliner, Inc. that may, at some future date, be distributed to the stockholders of Old Berliner shall not constitute a Fundamental Change; or

(d) A change in the current Chairman of the Board, President, or Chief Executive Officer of the Company or BCI, which officer is not replaced within 90 days with a person reasonably acceptable to Sigma.

“Generally Accepted Accounting Principles” for any Person means the generally accepted accounting principles and practices applied by such Person from time to time in the preparation of its audited financial statements.

“Holder” shall have the meaning provided in the first paragraph of this Note.

“Holder Notice” means a Holder Notice in the form attached hereto as Exhibit C.

“Indebtedness” as used in reference to any Person means all indebtedness of such Person for borrowed money, the deferred purchase price of property, goods and services and obligations under leases which are required to be capitalized in accordance with Generally Accepted Accounting Principles and shall include all such indebtedness guaranteed in any manner by such Person or in effect guaranteed by such Person through a contingent agreement to purchase and all indebtedness for the payment or purchase of which such Person has contingently agreed to advance or supply funds and all indebtedness secured by mortgage or other lien upon property owned by such Person, although such Person has not assumed or become liable for the payment of such indebtedness, and, for all purposes hereof, such indebtedness shall be treated as though it has been assumed by such Person.

“Interest Payment Date” means each January 1, April 1, July 1, and October 1 and the Maturity Date.

“Issuance Date” means December 29, 2006.

“Market Price” with respect to any security on any day shall mean the closing bid price of such security on such day on the Nasdaq, the NYSE or the AMEX, as applicable, or, if such security is not listed or admitted to trading on the Nasdaq, the NYSE or the AMEX, on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading, in any such case as reported by Bloomberg, L.P. (or if such source ceases to be available, comparable source selected by the Holder and acceptable to the Company in its reasonable judgment) or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question, as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any NYSE member firm selected from time to time by the Board of Directors for that purpose, or a price determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution.

“Maturity Date” means the earlier of December 29, 2008 or such date that the Note is redeemed.

“Nasdaq” means the Nasdaq Global Market or Global Select Market.

“Nasdaq Capital Market” means the Nasdaq Capital Market.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1933 Act” means the Securities Act of 1933, as amended.

“Note” means this instrument as originally executed, or if later amended or supplemented in accordance with its terms, then as so amended or supplemented.

“Note Purchase Agreement” means the Note Purchase Agreement, dated as of December 29, 2006, by and among the Company and the original Holders of this Note and the Other Notes.

“NYSE” means the New York Stock Exchange, Inc.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President or the Chief Financial Officer of the Company.

“Optional Redemption Date” means each Business Day on which this Note is to be redeemed in whole or in part pursuant to Section 1.1.

“Optional Redemption Notice” means an Optional Redemption Notice in the form attached hereto as Exhibit A.

“Optional Redemption Period” means the period which commences on the date that is one year after the Closing Date and ends on the Maturity Date.

“Optional Redemption Price” means an amount in cash equal to the sum of (1) 100% of the outstanding principal amount of this Note specified in an Optional Redemption Notice as being redeemed by the Company plus (2) accrued and unpaid interest on such principal amount to the applicable Optional Redemption Date plus (3) accrued and unpaid Default Interest, if any, on the amount referred to in the immediately preceding clause (2) at the rate provided in this Note to the Optional Redemption Date.

“Other Notes” means the 7% Senior Subordinated Secured Convertible Promissory Notes due 2008, dated December 29, 2006, issued by the Company pursuant to the Note Purchase Agreement other than this Note.

"Other Warrants" means the Common Stock Purchase Warrants issued by the Company to the original holder of this Note in connection with the Other Notes.

“Permitted Indebtedness” means

(1) Indebtedness outstanding on the Issuance Date prior to issuance of this Note and listed on Schedule 4(l) to the Note Purchase Agreement; and

(2) Indebtedness evidenced by the Note and the Other Notes;

(3) Indebtedness incurred after the Issuance Date which is unsecured, subordinated to this Note and the Other Notes as to payment on terms approved in advance of such incurrence by the Holder of this Note and the Other Notes as evidenced by the written approval of the Holders given prior to the incurrence of such Indebtedness, and for which no payment of principal of such Indebtedness is scheduled to be due prior to the date that is six months after the latest scheduled Maturity Date;

(4) endorsements for collection or deposit in the ordinary course of business; and

(5) Indebtedness owed by the Company or any Subsidiary to the Company or BCI;

(6) Indebtedness in connection with performance and bid bonds obtained by BCI in the ordinary course of its business;

(7) Indebtedness evidenced by an Acquisition Note;

(8) the Senior Debt and all renewals, extensions, replacements (including by another lender) and modifications thereof; and

(9) Indebtedness incurred to finance the purchase or lease of equipment to the extent that the indebtedness relating thereto does not exceed $250,000 at any date.

so long as at the time of incurrence of such Indebtedness no Event of Default has occurred and is continuing or would result from such incurrence and no event which, with notice or passage of time, or both, would become an Event of Default has occurred and is continuing or would result from such incurrence and so long as in the case of such Indebtedness referred to in the preceding clauses (2) thru (6), inclusive, such Indebtedness shall have been approved by the Board of Directors prior to the incurrence thereof.

“Person” means any natural person, corporation, partnership, limited liability company, trust, incorporated organization, unincorporated association or similar entity or any government, governmental agency or political subdivision.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Registration Statement” means the Registration Statement required to be filed by the Company with the SEC pursuant to Section 8(a)(1) of the Note Purchase Agreement.

“Repurchase Event” means the occurrence of any one or more of the following events:

(a) The Common Stock ceases to be traded on the Over-The-Counter Bulletin Board and is not listed for trading on Nasdaq, the NYSE or the AMEX;

(b) Any Fundamental Change;

(c) The adoption of any amendment to the Company's Certificate of Incorporation (other than any certificate designating a series of preferred stock of the Company) which materially and adversely affects the rights of the Holder or the taking of any other action by the Company which materially and adversely affects the rights of the Holder in respect of the Holder’s interest in the Common Stock in a different and more adverse manner than it affects the rights of holders of Common Stock generally;

(d) The inability of the Holder for 20 Trading Days (whether or not consecutive) during any period of 365 consecutive days occurring on or after the SEC Effective Date to sell shares of Common Stock issued or issuable upon conversion of this Note or exercise of the Warrants pursuant to the Registration Statement (1) by reason of the requirements of the 1933 Act, the 1934 Act or any of the rules or regulations under either thereof or (2) due to the Registration Statement containing any untrue statement of material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading or other failure of the Registration Statement to comply with the rules and regulations of the SEC other than by reason of a review by the SEC staff of the Registration Statement or a post effective amendment to the Registration Statement; or

(f) The occurrence of any Event of Default specified in Article III of this Note.

“Repurchase Price” means with respect to any repurchase pursuant to Sections 4.1 and 4.2 an amount in cash equal to the sum of (1) 100% of the outstanding principal amount of this Note plus (2) accrued and unpaid interest on such principal amount to the date of such repurchase plus (3) accrued and unpaid Default Interest, if any, thereon at the rate provided in this Note to the date of such repurchase.

“Rule 144A” means Rule 144A as promulgated under the 1933 Act or any successor rule thereto.

“SEC” means the Securities and Exchange Commission.

“SEC Effective Date” means the date the Registration Statement is first declared effective by the SEC.

“Significant Subsidiary” shall have the meaning provided in Regulation S-X of the SEC, except that a Subsidiary shall not be a Significant Subsidiary only if such Subsidiary, when consolidated for financial reporting purposes with all other Subsidiaries which are not Significant Subsidiaries, would not constitute a Significant Subsidiary.

“Subsidiary” means any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Company.

“Tender Offer” means a tender offer or exchange offer.

“Trading Day” means at any time a day on which any of a national securities exchange, Nasdaq, the OTC Bulletin Board or such other securities market as at such time constitutes the principal securities market for the Common Stock is open for general trading of securities.

“Trading Market” means the Over-The-Counter Bulletin Board, the American Stock Exchange, Inc., the Nasdaq, or the New York Stock Exchange, Inc.

“Transaction Documents” has the meaning provided in the Note Purchase Agreement.

“Transfer Agent” means American Stock Transfer & Trust Company, or its successor as transfer agent and registrar for the Common Stock.

“Warrants” means Common Stock Purchase Warrants of the Company issued to the original Holder of this Note pursuant to the Note Purchase Agreement.

ARTICLE VII

MISCELLANEOUS

7.1 Failure or Indulgency Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

7.2 Notices. Except as otherwise specifically provided herein, any notice herein required or permitted to be given shall be in writing and may be personally served, sent by telephone line facsimile transmission or delivered by courier or sent by United States mail and shall be deemed to have been given upon receipt if personally served, sent by telephone line facsimile transmission or sent by courier or three days after being deposited in the facilities of the United States Postal Service, certified, with postage pre-paid and properly addressed, if sent by mail. For the purposes hereof, the address and facsimile line transmission number of the Holder shall be as furnished by the Holder for such purpose and shown on the records of the Company; and the address of the Company shall be 20 Bushes Lane, Elmwood Park, NJ 07407 Attention: Chief Executive Officer (telephone line facsimile transmission number (201)794-8974). The Holder or the Company may change its address for notice by service of written notice to the other as herein provided.

7.3 Amendment, Waiver, Etc. Neither this Note nor any terms hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by (x) the Company if the Company is to be charged with enforcement or (y) by a majority in interest of the Holders of this Note and the Other Notes, if the Holders are to be charged with enforcement, based upon the aggregate principal amount of the Notes and Other Notes then outstanding, and in any such case shall be effective only in the specific instance and for the purpose for which given.

7.4 Assignability.  This Note shall be binding upon the Company and its successors, and shall inure to the benefit of and be binding upon the Holder and its successors and permitted assigns. The Company may not assign its rights or obligations under this Note.

7.5 Certain Expenses.  The Company shall pay on demand all expenses incurred by the Holder, including reasonable attorneys' fees and expenses, as a consequence of, or in connection with (x) any amendment or waiver of this Note or any other Transaction Document, (y) any default or breach of any of the Company’s obligations set forth in the Transaction Documents and (z) the enforcement or restructuring of any right of, including the collection of any payments due, the Holder under the Transaction Documents, including any action or proceeding relating to such enforcement or any order, injunction or other process seeking to restrain the Company from paying any amount due the Holder.

7.6 Governing Law. This Note shall be governed by the internal laws of the State of New York, without regard to the principles of conflict of laws.

7.7 Transfer of Note and Noteholder Payment Amount. This Note has not been and is not being registered under the provisions of the 1933 Act or any state securities laws and this Note may not be transferred unless the Holder shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that this Note may be sold or transferred without registration under the 1933 Act. Prior to any such transfer, such transferee shall have represented in writing to the Company that such transferee has requested and received from the Company all information relating to the business, properties, operations, condition (financial or other), results of operations or prospects of the Company and the Subsidiaries deemed relevant by such transferee; that such transferee has been afforded the opportunity to ask questions of the Company concerning the foregoing and has had the opportunity to obtain and review the reports and other information concerning the Company which at the time of such transfer have been filed by the Company with the SEC pursuant to the 1934 Act. If such transfer is intended to assign the rights and obligations under 5(a), 5(b), 8, 9 and 10 of the Note Purchase Agreement, such transfer shall otherwise be made in compliance with Article V of the Note Purchase Agreement.

7.8  Enforceable Obligation.  The Company represents and warrants that at the time of the original issuance of this Note it received the full purchase price payable pursuant to the Note Purchase Agreement in an amount at least equal to the original principal amount of this Note, and that this Note is an enforceable obligation of the Company which is not subject to any offset, reduction, counterclaim or disallowance of any sort.

7.9 Note Register; Replacement of Notes.  The Company shall maintain a register showing the names, addresses and telephone line facsimile numbers of the Holder and the registered holders of the Other Notes. The Company shall also maintain a facility for the registration of transfers of this Note and the Other Notes and at which this Note and the Other Notes may be surrendered for split up into instruments of smaller denominations or for combination into instruments of larger denominations. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Note and (a) in the case of loss, theft or destruction, of indemnity from the Holder reasonably satisfactory in form to the Company (and without the requirement to post any bond or other security) or (b) in the case of mutilation, upon surrender and cancellation of this Note, the Company will execute and deliver to the Holder a new Note of like tenor without charge to the Holder.

7.10 Payment of Note on Redemption or Repurchase; Deposit of Redemption Price or Repurchase Price, Etc. (a) If this Note or any portion of this Note is to be redeemed as provided in Section 1.1 or repurchased as provided in Sections 4.1 and 4.2 and any notice required in connection therewith shall have been given as provided therein and the Company shall have otherwise complied with the requirements of this Note with respect thereto, then this Note or the portion of this Note to be so redeemed or repurchased and with respect to which any such notice has been given shall become due and payable on the date stated in such notice at the applicable Optional Redemption Price or Repurchase Price. On and after the Optional Redemption Date or repurchase date so stated in such notice, provided that the Company shall have deposited with an Eligible Bank on or prior to such Optional Redemption Date or repurchase date, an amount sufficient to pay the applicable Optional Redemption Price or Repurchase Price, interest on this Note or the portion of this Note to be so redeemed or repurchased shall cease to accrue, and this Note or such portion hereof shall be deemed not to be outstanding and shall not be entitled to any benefit with respect to principal of or interest on the portion to be so redeemed or repurchased except to receive payment of the applicable Optional Redemption Price or Repurchase Price. On presentation and surrender of this Note or such portion hereof, this Note or the specified portion hereof shall be paid and redeemed or repurchased at the applicable Optional Redemption Price or Repurchase Price. If a portion of this Note is to be redeemed or repurchased, upon surrender of this Note to the Company in accordance with the terms hereof, the Company shall execute and deliver to the Holder without service charge, a new Note or Notes, having the same date hereof and containing identical terms and conditions, in such denomination or denominations as requested by the Holder in aggregate principal amount equal to, and in exchange for, the unredeemed or unrepurchased portion of the principal amount of this Note so surrendered.

(b) Upon the payment in full of all amounts payable by the Company under this Note or the deposit thereof as provided in Section 7.10(a), thereafter the obligations of the Company under this Note shall be as set forth in this Article VII, and, in the case of such deposit, to pay the Optional Redemption Price or Repurchase Price, as the case may be, from the funds so deposited. Upon such payment or deposit, any Event of Default which occurred prior to such payment or deposit by reason of one or more provisions of this Note with which the Company thereafter is no longer obligated to comply, then shall no longer exist.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer as of the day and in the year first above written.

BERLINER COMMUNICATIONS, INC.

By:	/s/ RICH BERLINER
Name: Rich Berliner
Title: Chief Executive Officer

ASSIGNMENT

For value received _________________________ hereby sell(s), assign(s) and transfer(s) unto _________________________ (Please insert social security or other Taxpayer Identification Number of assignee: ______________________________) the within Note, and hereby irrevocably constitutes and appoints _________________________ attorney to transfer the said Note on the books of Berliner Communications, Inc., a Delaware corporation (the “Company”), with full power of substitution in the premises.

In connection with any transfer of the Note within the period prior to the expiration of the holding period applicable to sales thereof under Rule 144(k) under the 1933 Act (or any successor provision) (other than any transfer pursuant to a registration statement that has been declared effective under the 1933 Act), the undersigned confirms that such Note is being transferred:

☐	To the Company or a subsidiary thereof; or

☐	To a QIB pursuant to and in compliance with Rule 144A; or

☐	To an “accredited investor” pursuant to and in compliance with the 1933 Act; or

☐	Pursuant to and in compliance with Rule 144 under the 1933 Act;

and unless the box below is checked, the undersigned confirms that, to the knowledge of the undersigned, such Note is not being transferred to an “affiliate” of the Company as defined in Rule 144 under the 1933 Act (an “Affiliate”).

☐	The transferee is an Affiliate of the Company.

Capitalized terms used in this Assignment and not defined in this Assignment shall have the respective meanings provided in the Note.

Dated:           NAME:________

Signature(s)

Exhibit A

BERLINER COMMUNICATIONS, INC.

OPTIONAL REDEMPTION NOTICE
(Section 1.1 of 7% Senior Subordinated Secured
Convertible Note due 2008)
TO: __________________________________
              (Name of Holder)

(1) Pursuant to the terms of the 7% Senior Subordinated Secured Convertible Note due 2008 (the “Note”), Berliner Communications, Inc., a Delaware corporation (the “Company”), hereby notifies the above-named Holder that the Company is exercising its right to redeem the Note in accordance with Section 1.1 of the Note as set forth below:

(i) The principal amount of the Note to be redeemed is $             .

(ii) The Optional Redemption Price is $               .

(iii) The Optional Redemption Date is               .

(2) All of the conditions specified in Section 1.1 of the Note entitling the Company to call the Note for redemption have been satisfied.

(3) Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Note.

Date _________________________	BERLINER COMMUNICATIONS, INC.

By:
Title:

A-1

Exhibit B

BERLINER COMMUNICATIONS, INC.

COMPANY NOTICE
(Section 4.2(a) of 7% Senior Subordinated Secured
Convertible Note due 2008)
TO: ________________________________
             (Name of Holder)

(1) A Repurchase Event described in the 7% Senior Subordinated Secured Convertible Note due 2008 (the “Note”) of Berliner Communications, Inc., a Delaware corporation (the “Company”), occurred on                     , 200  . As a result of such Repurchase Event, the Holder is entitled to exercise its repurchase rights pursuant to Section 4.2 of the Note.

(2) The Holder’s repurchase right must be exercised on or before               , 200  .

(3) At or before the date set forth in the preceding paragraph (2), the Holder must deliver to the Company:

(a) a Holder Notice, in the form attached as Exhibit C to the Note; and

(b) the Note, duly endorsed for transfer to the Company of the portion of the principal amount to be repurchased.

(4) Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Note.

Date _________________________	BERLINER COMMUNICATIONS, INC.

By:
Title:

B-1

Exhibit C

BERLINER COMMUNICATIONS, INC.

HOLDER NOTICE
(Section 4.2(b) of 7% Senior Subordinated Secured
Convertible Note due 2008)

TO: BERLINER COMMUNICATIONS, INC.

(1) Pursuant to the terms of the 7% Senior Subordinated Secured Convertible Note due 2008 (the “Note”), the undersigned Holder hereby elects to exercise its right to require repurchase by the Company pursuant to Sections 4.2(a) and 4.2(b) of $                          of the Note, equal to the sum of $                     principal amount of the Note, $                     of accrued and unpaid interest on such principal amount and $                     of Default Interest on such interest at the Repurchase Price provided in the Note.

(2) Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Note.

Date: ____________________	NAME OF HOLDER:

By:
Signature of Registered Holder (Must be signed exactly as name appears in the Note.)

C-1

Exhibit D

NOTICE OF CONVERSION
OF 7% SENIOR SUBORDINATED SECURED CONVERTIBLE
NOTE DUE 2008
OF BERLINER COMMUNICATIONS, INC.

To: Berliner Communications, Inc.
[ Address]

Facsimile No.: (___) _________

[Transfer Agent]
[Address]

Attention:

Facsimile No.: (____) _____________

1. Pursuant to the terms of the 7% Senior Subordinated Secured Convertible Note due 2008 (the “Note”), the undersigned hereby elects to convert $_______________ of the Note, equal to the sum of $_______________ principal amount of the Note, $_______________ of accrued and unpaid interest on such principal amount and $_______________ of Default Interest on such interest into shares of Common Stock of Berliner Communications, Inc., a Delaware corporation (the “Company”), at a Conversion Price per share equal to $_______________. Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Note.

2. The number of shares of Common Stock issuable upon the conversion of the Note to which this Notice relates is _______________ (the “Conversion Shares”).

3. Please issue a certificate or certificates for _______________ shares of Common Stock in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Name	Name

Address	Address

SS or Tax ID Number	SS or Tax ID Number

Delivery Instructions
for Common Stock: ______________________________________________________________

D-1

4. If the shares of Common Stock issuable upon conversion of the Note have not been registered for resale under the Securities Act of 1933, as amended (the “Act”), and the provisions of Rule 144(k) under the 1933 Act are inapplicable to the undersigned with respect to the Conversion Shares relating to this Notice, the undersigned represents and warrants that (i) the shares of Common Stock issuable upon the conversion of the Note to which this Notice relates are being acquired for the account of the undersigned for investment, and not with a view to, or for resale in connection with, the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares and (ii) the undersigned is an “accredited investor” as defined in Regulation D under the 1933 Act. If the provisions of Rule 144(k) under the 1933 Act are inapplicable to the undersigned with respect to the Conversion Shares relating to this Notice, the undersigned further agrees that (A) such shares shall not be sold or transferred unless (i) they first shall have been registered under the 1933 Act and applicable state securities laws or (ii) the Company shall have been furnished with an opinion of legal counsel reasonably satisfactory in form, scope and substance to the Company to the effect that such sale or transfer is exempt from the registration requirements of the 1933 Act and (B) until such shares are registered for resale by the undersigned under the 1933 Act, the Company may place a legend on the certificate(s) for the shares to that effect and place a stop-transfer restriction in its records relating to the shares.

NAME:

Date:
Signature of Registered Holder (Must be signed exactly as name appears in the Note.)

D-2